Filed Pursuant to Rule 433

to Prospectus dated November 2, 2017

Registration Statement No. 333-221291

Enrollment now open for Dominion Energy Reliability Investment

February 28, 2018

Employees and contractors can now enroll in Dominion Energy Reliability Investment, or DERI. The program offers interest rates above those of money market funds and short-term CDs, as well as check-writing privileges, no-penalty withdrawals, and 24/7 access to investment information—all with no maintenance fees.

The minimum investment amount is $1,000; however, Dominion Energy employees and contractors are allowed up to 10 months to reach this balance.

DERI, which is managed by Dominion Energy’s Treasury department, provides the company with another source of low-cost, stable, short-term debt capital. (The program is not connected with the Dominion Energy Credit Union, and investment balances are not FDIC-insured.)

To learn more about DERI, including current interest rates and how to enroll, visit the DERI website on DomNet. In addition to a printable application, the site contains links to additional resources such as a prospectus and frequently asked questions.

Dominion Energy personnel can also request a full enrollment kit by mail by calling the DERI customer service center at (866) 876-0001. The kit includes the application and other information available on the DomNet website. Opting to receive the materials through the mail will serve as a preview of the enrollment process that members of the public will experience once DERI is advertised nationwide.

While the company has filed a registration statement with the Securities and Exchange Commission for this public offering, the program currently is being advertised only to individuals affiliated directly with Dominion Energy. The program will be marketed throughout the United States beginning this summer.

“The experience our workers have with the program over the next few months will help us focus our national rollout,” said James R. Chapman, senior vice president–Mergers & Acquisitions and treasurer.